EXHIBIT 99.1

ASSOCIATED ESTATES REALTY CORPORATION

4th QUARTER EARNINGS

For more information regarding the content For Immediate Release of this news release, please contact:

Kim Kanary News Release No.: 07-04

216-797-8752 Release Date: February 8, 2007

ASSOCIATED ESTATES REALTY CORPORATION REPORTS FOURTH QUARTER RESULTS

Property Operations Continue to Exceed Expectations

with Same-Community NOI Up 7 Percent

Cleveland, Ohio - February 8, 2007 - Associated Estates Realty Corporation (NYSE: AEC) today reported net income available to common shareholders of $12.1 million, or $0.71 per share, for the fourth quarter ended December 31, 2006, compared with net income available to common shareholders of $23.2 million, or $1.28 per share, for the fourth quarter ended December 31, 2005. Fourth quarter 2006 results include gains from property sales of approximately $0.94 per share and defeasance and prepayment costs of approximately $0.05 per share. Fourth quarter 2005 results included gains from property sales of $1.49 per share.

Funds from Operations (FFO) for the fourth quarter of 2006 were $0.25 per share and included $948,000, or approximately $0.05 per share, in defeasance and prepayment costs. Excluding defeasance and prepayment costs, FFO for the fourth quarter of 2006 would have been $0.30 per share compared with last year's fourth quarter FFO of $0.26 per share, or a 15.4 percent increase per share.

Total revenue for the fourth quarter of 2006 was $36.4 million compared with $35.4 million for the fourth quarter of 2005, an increase of 2.8 percent.

Same-Community (Market-Rate) Portfolio Results

Fourth quarter revenue from the Company's same-community portfolio was up 5.9 percent, and total property operating expenses for the same-community portfolio increased 4.7 percent, resulting in a 7.0 percent increase in net operating income (NOI), compared with the fourth quarter last year. Physical occupancy was 94.4 percent at the end of the fourth quarter of 2006, a 1.4 percent occupancy increase over the same period of 2005.

For the fourth quarter, the average net collected rent per unit for the same-community portfolio increased 6.1 percent to $768 per month. Net collected rent per unit for the Company's same-community Midwest portfolio grew 5.9 percent, while net collected rent per unit for the Company's same-community Mid-Atlantic/Southeast markets grew 6.4 percent.

"We are pleased with the strong growth in revenue and net operating income for our same-community portfolio," said John T. Shannon, senior vice president of operations. "We expect the momentum from our same-community portfolio performance to continue to drive results in 2007," he continued.

Additional quarterly financial information, including performance by region for the Company's portfolio, is included in the Company's supplemental fact booklet, which is available on the "Investor Relations" section of the Company's web site at www.aecrealty.com, or by clicking on the following link: http://ir.aecrealty.com/results.cfm.

ASSOCIATED ESTATES REALTY CORPORATION 4th QUARTER EARNINGS

Full Year Performance

For the twelve months ended December 31, 2006, net income available to common shareholders was $22.0 million, or $1.29 per share, compared with net income available to common shareholders of $28.9 million, or $1.51 per share for the comparable period in 2005. The results for these twelve-month periods include gains from property sales of $3.18 per share in 2006 and $2.53 per share in 2005. Additionally, the results for 2006 include defeasance and prepayment costs of approximately $0.91 per share.

FFO for the year ended December 31, 2006 was $0.06 per share and includes $15.5 million in defeasance and prepayment costs, or approximately $0.91 per share. During this period, the Company repaid $201.8 million in debt, of which $69.6 million was funded by property sales and $132.2 million was funded by mortgage loans. Excluding defeasance and prepayment costs associated with paying down debt, FFO for the year 2006 would have been $0.97 per share. FFO for the year 2005 was $0.91 per common share, excluding non-cash redemption costs of approximately $0.12 per share associated with the redemption of the Company's Class A Preferred Shares in January 2005.

Corporate Activities

In 2006, the Company sold eight properties for a total of $92.5 million. Net sales proceeds were primarily used to pay down debt, repurchase our common shares, and fund capital improvement programs.

The Company expects to sell between $50 and $75 million of properties during 2007, while acquiring $50 million of properties.

Stock Repurchase

For 2006, the Company repurchased 985,000 common shares at a cost of $10.2 million, or an average price of $10.34 per share. No shares were repurchased during the fourth quarter.

To date, the Company has repurchased a total of 2.8 million common shares at a cost of $27.6 million, or an average price of $9.83 per share, with $22.4 million remaining for both common and Class B Series II Preferred shares under the current buyback program.

2007 Outlook

The Company said its current FFO expectations for the year 2007 are in the range of $1.08 to $1.12 per share, excluding defeasance and other prepayment costs. Assumptions relating to the Company's earnings guidance can be found on page 24 of the fourth quarter 2006 supplemental fact booklet posted on the Company's website at www.aecrealty.com.

Conference Call

A conference call to discuss the results will be held today, Thursday, February 8, at 2:00 p.m. Eastern. To participate in the call:

Via Telephone: The dial in number is 800-896-8445, and the passcode is "Estates."

Via the Internet (listen only): Access the Company's Investor Relations page at http://ir.aecrealty.com/. Please log on at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software. Select the "Webcast" link at the top of the page and follow the brief instructions to register for the event. The webcast will be archived through February 22, 2007.

ASSOCIATED ESTATES REALTY CORPORATION 4th QUARTER EARNINGS

Company Profile

Associated Estates Realty Corporation is a real estate investment trust ("REIT"), headquartered in Richmond Heights, Ohio, a suburb of Cleveland. The Company directly or indirectly owns, manages or is a joint venture partner in 100 multifamily properties containing a total of 20,758 units located in nine states. For more information about the Company, please visit its website at: www.aecrealty.com.

FFO is a non-Generally Accepted Accounting Principle (GAAP) measure. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. A reconciliation of net (loss) income applicable to common shares to FFO is included in the table at the end of this press release and in the Company's supplemental financial information to be furnished with this earnings release to the Securities and Exchange Commission on Form 8K.

Safe Harbor Statement

This news release contains forward-looking statements based on current judgments and knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to vary from those projected, including but not limited to, expectations regarding the Company's 2007 performance, which are based on certain assumptions. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. These forward-looking statements are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "expects," "projects," "believes," "plans," "anticipates," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that the Company's forward-looking statements involve risks and uncertainty, that could cause actual results to differ from estimates or projections contained in these forward-looking statements, including without limitation the following: changes in the economic climate in the markets in which the Company owns and manages properties, including interest rates, the ability of the Company to consummate the sales of properties pursuant to its current plan, the overall level of economic activity, the availability of consumer credit and mortgage financing, unemployment rates and other factors; risks of a lessening of demand for the multifamily units owned or managed by the Company; competition from other available multifamily units and changes in market rental rates; increases in property and liability insurance costs; changes in real estate taxes and other operating expenses (e.g., cleaning, utilities, repair and maintenance costs, insurance and administrative costs, security, landscaping, staffing and other general costs); weather and other conditions that might adversely affect operating expenses; expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, and real estate tax valuation reassessments or millage rate increases; inability of the Company to control operating expenses or achieve increases in revenue; the results of litigation filed or to be filed against the Company; changes in tax legislation; risks of personal injury claims and property damage related to mold claims because of diminished insurance coverage; catastrophic property damage losses that are not covered by the Company's insurance; risks associated with property acquisitions such as environmental liabilities, among others; changes in government regulations affecting properties the rents of which are subsidized and certain aspects of which are regulated by the United States Department of Housing and Urban Development ("HUD") and other properties owned by the Company; inability to renew current contracts with HUD for rent-subsidized properties at existing rents; changes in or termination of contracts relating to third party management and advisory business; risks related to the Company's joint ventures; and risks related to the perception of residents and prospective residents as to the attractiveness, convenience and safety of the Company's properties or the neighborhoods in which they are located.

ASSOCIATED ESTATES REALTY CORPORATION 4th QUARTER EARNINGS
ASSOCIATED ESTATES REALTY CORPORATION
Financial Highlights
(in thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005
Total revenue	$ 36,433	$ 33,397	$ 145,761	$ 136,411
Net income	13,353	24,501	27,021	36,206

Net income applicable to common shares (1)	12,092	23,239	21,975	28,913

Add: Depreciation - real estate assets	7,819	7,923	31,205	32,355
Depreciation - real estate assets - joint ventures	241	239	962	959
Amortization of joint venture deferred costs	9	9	34	34
Amortization of intangible assets	28	453	847	1,492
Less: Gain on disposition of properties	(15,972)	(27,099)	(54,093)	(48,536)

Funds from operations (FFO) (2)	4,217	4,764	930	15,217

Funds from operations (FFO) adjusted for defeasance costs, other
prepayment costs and/or preferred share redemption costs (3)	5,165	4,764	16,453	17,380

Add: Depreciation - other assets	318	386	1,337	1,617
Depreciation - other assets - joint ventures	41	43	181	177
Amortization of deferred financing fees	243	270	1,035	1,156
Amortization of deferred financing fees - joint ventures	12	12	48	47
Less: Fixed asset additions	(1,746)	(2,512)	(7,008)	(8,152)
Fixed asset additions - joint ventures	(21)	(74)	(140)	(148)
Funds available for distribution (FAD) (4)	$ 4,012	$ 2,889	$ 11,906	$ 12,077

Per share:
Net (loss) income applicable to common shares - basic and diluted (1)	$ 0.71	$ 1.28	$ 1.29	$ 1.51
Funds from operations - basic and diluted (2)	$ 0.25	$ 0.26	$ 0.06	$ 0.79
- adjusted for defeasance costs, other prepayment
costs and/or preferred share redemption costs (3)	$ 0.30	$ 0.26	$ 0.97	$ 0.91
Dividends per share	$ 0.17	$ 0.17	$ 0.68	$ 0.68
Weighted average shares outstanding - basic and diluted	17,043	18,214	17,023	19,162

(1) After dividends and original costs associated with the preferred share redemption, of $1,261, $1,262, $5,046 and $7,293, equivalent to $0.07, $0.07, $0.30, and $0.38 per common share, respectively.

(2) The Company defines funds from operations (FFO) as the inclusion of all operating results, both recurring and non-recurring, except those results defined as "extraordinary items" under generally accepted accounting principles (GAAP), adjusted for depreciation on real estate assets and amortization of intangible assets and gains and losses from the disposition of properties and land. Adjustments for joint ventures are calculated to reflect FFO on the same basis. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. The Company generally considers FFO to be a useful measure for reviewing the comparative operating and financial performance of the Company because FFO can help one compare the operating performance of a company's real estate between periods or as compared to different REITs. It should be noted, however, that certain other real estate companies may define FFO in a different manner.

ASSOCIATED ESTATES REALTY CORPORATION 4th QUARTER EARNINGS

(3) The Company defines FFO excluding defeasance costs, other prepayment costs and/or preferred redemption costs as FFO, as defined above, plus the add back of defeasance and other prepayment costs of $948,000 and $15,523,000 for the quarter and twelve months ended December 31, 2006, respectively, and the $2,163,000 original issuance costs associated with the redemption of preferred shares during the first quarter of 2005. In accordance with GAAP, these prepayment costs are included as interest expense in the Company's Consolidated Statement of Operations. These costs are the costs associated with the defeasance (prepayment) of two and 15 loans, respectively. Additionally, included are the write-off of costs associated with the prepayment of three other loans. Also, in accordance with GAAP, the Company reclassified the original issuance costs associated with the redemption of the Series A Preferred Shares in January 2005. The Company is providing this calculation as an alternative FFO calculation as it considers it a more appropriate measure of comparing the operating performance of a company's real estate between periods or as compared to different REITs.

(4) The Company defines FAD as FFO plus depreciation other and amortization of deferred financing fees less recurring fixed asset additions. Fixed asset additions exclude development, investment, revenue enhancing and non-recurring capital additions. Adjustments for joint ventures are calculated to reflect FAD on the same basis. The Company considers FAD to be an appropriate supplemental measure of the performance of an equity REIT because, like FFO, it captures real estate performance by excluding gains or losses from the disposition of properties and land and depreciation on real estate assets and amortization of intangible assets. Unlike FFO, FAD also reflects that recurring capital expenditures are necessary to maintain the associated real estate.

The full text and supplemental schedules of this press release are available on AEC's website at www.aecrealty.com. To receive a copy of the results by mail or fax, please contact Investor Relations at 1-800-440-2372, ext. 8752. For more information, access the Investor Relations "News" section of www.aecrealty.com.